UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THERAVANCE BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2020

To Our Shareholders:

Theravance Biopharma will be holding its 2020 Annual Meeting of Shareholders on Tuesday, April 28, 2020.  At this meeting, among other items, our shareholders will vote for the election of three directors to serve as Class III directors to Theravance Biopharma, Inc.’s Board of Directors.

We are writing to provide our shareholders with supplemental information regarding the election of Dr. George M. Whitesides as a Class III director on Theravance Biopharma’s Board.

During 2019, Dr. Whitesides was unfortunately able to attend only 66% of the meetings of the Board and committees on which he served due to a serious health event and subsequent recovery.  During this period, he missed three meetings of the Board and two meetings of the Compensation Committee.  Dr. Whitesides did not miss any of the meetings of the Company’s Science and Technology Committee on which he also serves.  Since November 2019 to date, he has not missed any meetings of the Board or committees on which he serves.

Throughout his distinguished tenure on Theravance Biopharma’s Board, which commenced in October 2013, Dr. Whitesides has demonstrated a strong commitment to both the company and the Board.  Indeed, from 2013 through 2018, Dr. Whitesides had near perfect attendance at the meetings of the Board and committees on which he served, missing just one meeting during this five year period.  Clearly, Dr. Whitesides’ inability to attend at least 75% of the Board and committee meetings in 2019 due to health reasons was a significant deviation from his otherwise excellent attendance record.

Dr. Whitesides is a valued member of Theravance Biopharma’s Board.  He brings a unique and valuable perspective to the Board, by virtue of his demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry.

We believe Dr. Whitesides is a highly qualified director committed to the long-term strength and growth of our company and being an effective representative of our shareholders.  Theravance Biopharma’s Board recommends a vote “FOR” the election of each of the three Class III nominees for director.  We urge you to vote “FOR” Dr. Whitesides in light of the above.

Very truly yours,

Rick E Winningham

Chief Executive Officer and Chairman